October 30, 1995


PaineWebber/Kidder, Peabody Municipal
  Money Market Series
1285 Avenue of the Americas
New York, New York 10019



Dear Sirs:

This letter is in response to your request for our opinion in connection with Post-Effective Amendment No. 7 (the "Post-Effective Amendment") to Registration Statement on Form N-1A, Registration No. 33-36766 (the "Registration Statement") which you (the "Fund") are about to file.

We have acted as your counsel and in such capacity have examined copies of your charter documents, the Post-Effective Amendment and such other corporate records and documents as we have deemed necessary for the purpose of this opinion. We also have examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.

Based upon the foregoing, we are of the opinion that the shares of the Fund's Connecticut Series and New Jersey Series, to be registered pursuant to the Post-Effective Amendment, when issued in accordance with the terms of offering set forth in the prospectus forming a part of the Registration Statement, will constitute validly authorized and issued shares of such Series, fully paid and non-assessable by the Fund.

We herewith give you our permission to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Post-Effective Amendment. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Your representatives have advised us that you have elected to comply with the provisions of Rule 485 ("Rule 485") as promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933. We understand that the Post-Effective Amendment is for the sole purpose of increasing the number or amount of securities proposed to be offered pursuant to Section 24(e) of the Investment Company Act of 1940.

Based upon the foregoing, we hereby advise you that the Post-
Effective Amendment does not include disclosure which we believe would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,



STROOCK & STROOCK & LAVAN